Exhibit 99.4

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2018 (the “2018 period”) and June 30, 2017 (the “2017 period”) and related notes included elsewhere in Item 2.01 of this Current Report on Form 8-K (the “Form 8-K”). The following discussion and analysis should also be read together with our audited consolidated financial statements for the years ended December 31, 2017, 2016 and 2015, our unaudited condensed consolidated financial statements for the three-month periods ended March 31, 2018 and 2017 and related notes, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Priority,” which are included in M I Acquisitions Inc.’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on July 5, 2018 (the “Proxy Statement”).

Forward-Looking Statements

This discussion and analysis contains forward-looking statements about our plans and expectations of what may happen in the future. Forward-looking statements are based on a number of assumptions and estimates that are inherently subject to significant risks and uncertainties, and our actual results could differ materially from the results anticipated by our forward-looking statements. See the section entitled “Special Note Regarding Forward-Looking Statements” in the Proxy Statement.” Our future results and financial condition may also differ materially from those we currently anticipate as a result of the factors described in the sections entitled “Risk Factors” in the Proxy Statement. Throughout this section, unless otherwise noted “we,” “us,” “our” and the “Company” refer to Priority Technology Holdings, Inc. and our consolidated subsidiaries. Capitalized terms used and not otherwise defined herein have meanings assigned to them in the Proxy Statement. Certain amounts in this section may not foot due to rounding.

Business Overview

We are a leading provider of merchant acquiring and commercial payment solutions, offering unique product capabilities to primarily small and medium size businesses (“SMB”) and distribution partners in the United States. Our company was founded in 2005 with a mission to build a merchant inspired payments platform that would advance the goals of our SMB and enterprise clients and business partners. We have grown from the 38th largest U.S. merchant acquirer to become the 13th largest as of the end of 2017, measured by Visa and MasterCard purchase volume provided by The Nilson Report. We are currently the 6th largest non-bank merchant acquirer in the United States. For the six months ended June 30, 2018, we processed over 230 million transactions and over $19 billion in payment volume. We are headquartered near Atlanta in Alpharetta, GA. As of June 30, 2018, we had 532 employees led by an experienced group of payments executives. We provide our services through two reportable segments: (1) Consumer Payments and (2) Commercial Payments and Managed Services.

Consumer Payments

Our Consumer Payments segment provides full-service merchant acquiring and payment processing solutions mainly to SMBs. Our technology platform, MX Merchant, provides end users with a customizable virtual terminal with proprietary business management tools and add-on applications (“apps”) that create an integrated merchant experience. MX Merchant’s add-on apps include invoicing, customer engagement, and data analytics focused primarily on targeted marketing, website development, inventory management, and customer engagement. MX Merchant can be deployed on hardware from a variety of vendors and can operate either as a standalone product or integrated with third-party software. Our Consumer Payments segment partners with a diverse reseller community, including independent service organizations (“ISO”), financial institutions, independent software vendors (“ISV”), value-added resellers, and other referral partners. Through our MX Connect platform, we leverage and provide resellers with value-added tools and resources, including marketing resources, automated onboarding, merchant underwriting, and merchant activity monitoring and reporting. We believe MX Connect enables resellers to manage their merchant base and accelerate the growth of their businesses. We offer ISVs and value-added resellers a technology “agnostic” and feature-rich application processing interface (“API”) that provides developers with the ability to integrate electronic payment acceptance into their software and improve onboarding efficiency for their merchant base.

Through resellers and acquisition of merchant portfolios, we become a party to arrangements with merchants and sponsoring banks for the processing of merchant card transactions. Pursuant to each arrangement and with respect to each card transaction, the sponsoring bank receives payment from card associations (e.g., Visa, MasterCard) and we earn transaction fee revenue from the processing and related services that we provide to merchants. We receive these revenues net of interchange fees due to the issuing bank, card association fees and assessments, and processing and related fees due to payment processers (e.g., First Data, Total System Services). Our transaction fee revenues are based primarily on the number and a percentage of the dollar volume of payment transactions processed by a merchant customer and, to a lesser extent, from MX Merchant monthly subscription costs. Our Consumer Payments segment accounted for $206.7 million in revenue and $11.4 million of operating income for the six months ended June 30, 2018. All of our shared corporate services expenses, including executive compensation and technology support services, have been allocated to our Consumer Payments segment for all periods discussed in this report.

Commercial Payments and Managed Services

Our Commercial Payments and Managed Services segment provides curated managed services and a robust suite of integrated automated payment solutions to leading financial institutions and card networks, including Citibank, MasterCard, Visa and American Express (“AMEX”). This segment supports a direct sales model that provides turnkey merchant development, product sales and supplier enablement programs. Through our Commercial Payments Exchange (“CPX”) platform, we provide our clients a seamless bridge for supplier payments by integrating payment instruction files via virtual card, purchase card, ACH +, dynamic discounting, or check.

This segment’s revenues are generated primarily through outsourced arrangements provided by our in-house sales force to financial institution customers on a cost-plus fee basis. As a partner to these financial institutions, we originate merchant financing arrangements, including AMEX buyer initiated payments (“BIP”) and AMEX merchant financing loans with the financial institutions’ merchant customers. Revenue is recognized primarily based on billable rates and hours worked, plus material and other billable items. In addition, through our CPX platform, we generate revenue from interchange fees based on a variable percentage of dollars transacted at on-boarded merchant locations, as well as subscription fees. Although CPX was only recently rolled out to customers, we believe it represents a high-growth opportunity for us since the commercial payments volume in the United States is over twice the size of consumer payments and has substantial additional opportunities for growth using electronic payments. Our Commercial Payments and Managed Services segment accounted for $13.6 million in revenue and incurred a $0.4 million operating loss for the six months ended June 30, 2018.

Highlights of Consolidated Results of Operations

•	Consolidated revenues increased by 13.2% to $220.4 million for the six months ended June 30, 2018, compared to $194.7 million for the corresponding period in 2017, primarily due to an 11.9% increase in merchant bankcard processing dollar value and a 7.7% increase in bankcard transactions.

•	Consolidated operating income was $11.1 million for the six months ended June 30, 2018 compared to $14.8 million for the prior-year period. Our consolidated operating margin for the six months ended June 30, 2018 was 5.0% compared to 7.6% for the prior-year period. While our bankcard processing dollar value and number of bankcard transactions increased by 11.9% and 7.7%, respectively, our consolidated operating income was negatively impacted by costs associated with the ramp up our CPX business, higher selling, general, and administrative (“SG&A”) costs, and non-recurring costs in connection with the our business combination with M I Acquisitions, Inc. (“M I”).

•	Net consolidated loss was $8.8 million for the six months ended June 30, 2018 compared to $0.5 million net income for the prior-year period. Consolidated Adjusted EBITDA (a non-GAAP measure) was $27.7 million for the six months ended June 30, 2018, an increase of $2.5 million, or 9.8%, from the prior-year period.

Factors Affecting the Comparability of Our Results

The comparability of our results for the periods discussed herein has been impacted and may, for future periods, be further impacted by the following factors:

The Business Combination

Our results of operations for the periods presented reflect our status as a privately-held limited liability company for tax purposes prior to the consummation of the previously announced business combination with M I on July 25, 2018. As such, our income and losses have historically flowed through to our members and no provisions for federal income taxes were provided in our consolidated financial statements. As a result of the business combination on July 25, 2018, we are a C Corporation for income tax purposes, which will result in the recognition of income tax expense or benefit in our consolidated statement of operations for all subsequent periods. As a public company, we also expect to incur higher legal, accounting and other costs that we did not incur in prior periods.

Debt Upsizing and Equity Redemptions

On January 11, 2018, we increased our credit facility with SunTrust Bank (as administrative agent) (the “Senior Secured Credit Facility”) from $200.0 million to $267.5 million. The proceeds of the debt upsizing were used mainly to redeem our previously-issued equity interests. We redeemed: (1) 411,585 Class A Common units for $31.0 million on January 17, 2018; (2) 445,410 Class A Common Units for $39.0 million on January 19, 2018; and (3) 96,999 Class A Common Units for $4.2 million on February 23, 2018.

As a result of the overall increase in debt, we recognized $13.8 million of interest expense for the six months ended June 30, 2018 compared to $11.6 million for the six months ended June 30, 2017.

In connection with the debt upsizing, the warrant previously issued to Goldman Sachs (“GS”) was amended to give it the right, upon exercise, to receive 2.2% of our then-outstanding Class A Common Units at any time prior to expiration (the “GS Warrant”). The GS Warrant was a seven-year, zero exercise price warrant issued in connection with a previous refinancing of our debt in January 2017. The fair value of the GS Warrant liability was $12.8 million at June 30, 2018, reflecting a $4.1 million increase in fair value from December 31, 2017 which was recorded within change in fair value of warrants, in our unaudited condensed consolidated statement of operations for the six months ended June 30, 2018. In connection with the business combination, the GS Warrant was canceled on July 25, 2018 in consideration of a cash payment of $12.7 million in accordance with the terms of the GS Warrant agreement.

New Merchant Portfolios, Residuals, and Investment in Businesses

In the ordinary course of our business, we acquire new merchant relationships through contracts and relationships with ISOs and other resellers, as well as residual rights to commissions payable to such resellers.

On April 2, 2018, we purchased the majority of the operating assets and certain operating liabilities of PayRight Health Solutions (“PayRight”), in which we previously owned a minority interest and accounted for using the equity method. As a result, our consolidated financial statements now includes the financial position, results of operations, and cash flows of PayRight (within our Commercial Payments and Managed Services segment). The total fair value of the transaction was approximately $0.9 million, of which approximately $0.3 million pertained to our previously-owned equity method investment. As a result, we recorded a loss of $0.8 million on our equity method investment in our unaudited condensed consolidated statement of operations for the six months ended June 30, 2018. See Note 2 to our unaudited consolidated financial statements included elsewhere in the Form 8-K.

Seasonality

We have experienced, and expect to continue to experience, seasonal fluctuations in our revenues as a result of consumer spending patterns and the recognition of non-transaction based fees. Historically, our annual revenues have typically been lower in the first quarter and higher in the fourth quarter, primarily due to the seasonal shopping and buying patterns experienced by our merchant customers. Some variability may also result from seasonal events (such as retail sales events) and the number of processing days in a month or quarter. Our quarterly operating expenses, other than cost of services (which trend in the direction of revenues), do not typically fluctuate seasonally.

Components of Revenue and Expenses

Revenues

Merchant card fees revenue

Merchant card fees revenue consists mainly of fees for processing electronic payments, including credit, debit and electronic benefit transaction card processing (authorized and captured through third-party networks integrated into Priority’s solutions). The fees are generally based on a variable percentage of the dollar amount of each transaction and, in some cases, additional fees for each transaction. In addition, merchant customers may also be charged miscellaneous fees, including statement fees, annual fees, monthly minimum fees, fees for handling chargebacks, gateway fees, and fees for other miscellaneous services. Merchant card fees revenue is attributable primarily to our Consumer Payments segment.

Outsourced services revenue

Outsourced services revenue consists mainly of cost-plus fees related to business-to-business (“B2B”) services, merchant financing and buyer initiated payment programs sold on behalf of certain enterprise customers, originated through our in-house sales force, including incentives for meeting sales targets. Outsourced services revenue are attributable primarily to our Commercial Payments and Managed Services segment.

Other revenue

Other revenue is comprised of fees for products and services not specifically described above, mainly revenue from the sale of equipment (primarily point of sale terminals) and processing of ACH transactions.

Operating Expenses

Costs of merchant card fees

Costs of merchant card fees is comprised mainly of residual payments to agents and ISOs and processing fees paid to third parties attributable to merchant acquisition and providing transaction processing and related services to our merchants.

Other costs of services

Other costs of services consist of salaries directly related to outsourced services revenue, the cost of equipment (point of sale terminals) sold and third-party fees and commissions related to our ACH processing activities.

Salary and employee benefits

Salary and employee benefits includes expenses for salaries, wages, commissions and bonuses, as well as expenses related to unit-based compensation rewards using the estimated grant date fair value. We amortize unit-based compensation for awards granted on a straight line basis over the requisite service (vesting) period.

Depreciation and amortization

Depreciation and amortization consists primarily of amortization of intangible assets, mainly including merchant portfolios, customer relationships and internally developed technology (software), and to a lesser extent depreciation on our investments in property, equipment and software, mainly computer software. Merchant portfolios are amortized over their estimated useful lives using either a straight-line or an accelerated method that most accurately reflects the pattern in which the economic benefits of the respective asset is consumed. Customer relationships and internally developed technology are amortized on a straight-line basis over their estimated useful lives. Property, equipment and software depreciation expense is recognized on a straight-line basis over the estimated useful life of the asset.

Selling, general and administrative (SG&A)

Selling, general and administrative expenses include mainly professional services, advertising and rent.

Transaction Costs

Non-recurring costs, such as legal, advisory, and accounting fees, associated with our 2018 business combination with M I.

Other operating expenses

Other operating expenses consist of additional operating costs not covered above, including office supplies, software licenses, utilities, state and local franchise and sales taxes, litigation settlements, executive travel and insurance, among others.

Other Income (Expense)

Interest and other income

Interest and other income consists mainly of interest received pursuant to notes receivable from independent sales agents.

Interest and other expense

Interest and other expense consists mainly of interest on outstanding debt, amortization of deferred financing fees and original issue discounts, and certain expenses related to debt extinguishment, including the write-off of unamortized deferred financing fees and original issue discount relating to the extinguished debt.

Change in fair value of warrants

Changes in fair value of warrants issued to Goldman Sachs.

Equity in loss and impairment of unconsolidated entities

Equity in loss and impairment of unconsolidated entities consists of the Company’s share of the income or loss of its equity method investment as well as any impairment charges related to such investments.

Results of Operations

The following table presents the components of our consolidated income statement, including income for operations, for the six-month periods ended June 30, 2018 and June 30, 2017.

	Six Months Ended June 30, 2018	% of Revenue	Six Months Ended June 30, 2017	% of Revenue	Change	% Change
	(dollars in thousands, except percentages)
REVENUE:
Merchant card fees revenue	$204,746	92.9%	$182,223	93.6%	$22,523	12.4%
Outsourced services revenue	12,162	5.5%	11,041	5.7%	1,121	10.2%
Other revenue	3,450	1.6%	1,439	0.7%	2,011	139.7%
Total revenue	220,358	100.0%	194,703	100.0%	25,655	13.2%
OPERATING EXPENSES:
Costs of merchant card fees	158,400	71.9%	139,260	71.5%	19,140	13.7%
Other costs of services	9,043	4.1%	7,288	3.7%	1,755	24.1%
Salary and employee benefits	18,414	8.4%	16,236	8.3%	2,178	13.4%
Depreciation and amortization	7,780	3.5%	7,652	3.9%	128	1.7%
Selling, general and administrative	6,582	3.0%	4,212	2.2%	2,370	56.3%
Transaction costs	3,671	1.7%	-	0.0%	3,671	n.m.
Change in fair value of contingent consideration	-	0.0%	(410)	(0.2)%	410	(100.0)%
Other operating expenses	5,385	2.4%	5,631	2.9%	(246)	(4.4)%
Total operating expenses	209,275	95.0%	179,869	92.4%	29,406	16.3%
Income from operations	11,083	5.0%	14,834	7.6%	(3,751)	(25.3)%
OTHER INCOME (EXPENSES):
Interest and other income	377	0.2%	247	0.1%	130	52.6%
Interest and other expense	(15,882)	(7.2)%	(13,935)	(7.2)%	(1,947)	14.0%
Change in fair value of warrants	(3,530)	(1.6)%	(527)	(0.3)%	(3,003)	569.8%
Equity in loss and impairment of unconsolidated entities	(853)	(0.4)%	(158)	(0.1)%	(695)	n.m.
Total other expenses	(19,888)	(9.0)%	(14,373)	(7.4)%	(5,515)	38.4%
Net (loss) income	$(8,805)	(4.0)%	$461	0.2%	$(9,266)	n.m.

The following table presents our segment operating income (loss) and selected performance measures for the periods indicated:

	Six Months Ended June 30,
	2018	2017	$/# Change	% Change
	(in thousands of dollars, except transaction volume and percentages)
Consumer Payments:
Segment revenue	$206,738	$182,816	$23,922	13.1%
Segment operating expense	(195,304)	(169,107)	(26,197)	15.5%
Segment operating income	11,434	13,709	(2,275)	(16.6)%
Segment operating margin	5.5%	7.5%
Key Indicators:
Merchant bankcard processing dollar value(1)	18,904,722	16,906,962	1,997,760	11.8%
Merchant bankcard transaction volume(1)	230,426	213,877	16,549	7.7%

Commercial Payments and Managed Services:
Segment revenue	$13,620	$11,887	$1,733	14.6%
Segment operating expense	(13,971)	(10,762)	(3,209)	29.8%
Segment operating (loss) income	(350)	1,125	(1,475)	n.m.

n.m. = not meaningful.

(1)	Bankcard processing dollar values and transaction volumes presented in this table exclude data attributable to our Commercial Payments and Managed Services segment, related mainly to our CPX business.

Revenue

For the six months ended June 30, 2018, our consolidated revenue increased by $25.7 million, or 13.2%, from the prior year, to $220.4 million. This increase was driven primarily by a $23.9 million, or 13.1%, increase in revenue from our Consumer Payments segment as revenue increased to $206.7 million. Commercial Payments and Managed Services segment revenue increased by $1.7 million, or 14.6%.

The increase in Consumer Payments revenue was attributable primarily to an 11.8% increase in merchant bankcard processing dollar value and a 7.7% increase in the number of merchant bankcard transactions, attributable mainly to higher consumer spending trends in 2018 as well as positive net onboarding of new merchants. The increase in merchant processing dollar value was also impacted by a 4% increase in average transaction dollar value.

The increase in Commercial Payments and Managed Services revenue was attributable primarily to an increase in headcount in our in-house sales force dedicated to selling merchant financing products on behalf of our financial institution partners, for which we record revenue on a cost-plus basis. Additionally, CPX merchant bankcard processing dollar value and the number of merchant bankcard transactions increased 38.1% and 30.5%, respectively.

Operating expenses

Our consolidated operating expenses increased $29.4 million, or 16.3%, from $179.9 million for the six months ended June 30, 2017 to $209.3 million for the six months ended June 30, 2018. This increase was driven primarily by a $19.1 million, or 13.7%, increase in costs of merchant card fees, attributable primarily to growth in processing volume. SG&A expenses increased by $2.4 million, or 56.3%, primarily due to overall growth in our business operations and higher consulting fees. We incurred transaction costs of $3.7 million for the six months ended June 30, 2018 (and none for the prior-year period), due to legal, accounting and other advisory and consulting fees related to the business combination. Salary and employee benefits increased $2.2 million, or 13.4%, as headcount increased from 459 to 532, driven by expansion of our in-house sales force and CPX ramp up, and other costs of services increased by $1.8 million, or 24.1%.

Income from operations

Consolidated income from operations decreased $3.8 million, or 25.3%, from $14.8 million for the six months ended June 30, 2017 to $11.1 million for the six months ended June 30, 2018. Our consolidated operating margin for the six months ended June 30, 2018 was 5.0% compared to 7.6% for the prior-year period. While our bankcard processing dollar value and number of bankcard transactions increased by 11.9% and 7.7%, respectively, our consolidated operating income was negatively impacted by higher operating expenses, as discussed above, associated with the ramp up our CPX business, higher SG&A, and non-recurring costs in connection with our business combination with M I Acquisitions.

Our Consumer Payments segment contributed $11.4 million in segment operating income for the six months ended June 30, 2018, a $2.3 million, or 16.6%, decrease from $13.7 million segment operating income for the six months ended June 30, 2017. The decrease from the prior year period was due mainly to higher overhead allocations caused by costs of the business combination. These declines were partially offset by the margin impact of the aforementioned revenue increase despite a slight increase in costs of merchant card fees as a percentage of revenue, driven by merchant mix, to 71.9% for the six months ended June 30, 2018 from 71.5% for the six months ended June 30, 2017. Our Commercial Payments and Managed Services segment incurred a $0.4 million segment operating loss for the six months ended June 30, 2018, compared to $1.1 million in segment operating income for the six months ended June 30, 2017. This was principally the result of increased headcount related to CPX ramp up, as we commenced hiring management and staff for that segment beginning in the middle of 2017.

Other income (expenses)

Other expenses increased $5.5 million, or 38.4%, from $14.4 million for the six months ended June 30, 2017 to $19.9 million for the six months ended June 30, 2018. Interest expense on outstanding debt increased by $2.2 million in the 2018 period primarily due to higher outstanding borrowings attributable mainly to the January 2018 debt upsizing, partially offset by modest decreases in amortization of deferred financing costs and debt modification costs. The fair value of the GS Warrant liability increased to $12.8 million at June 30, 2018, resulting in a $3.5 million change in fair value adjustment and contributed $3.0 million to the increase in other expenses during the 2018 period. We recognized a $0.8 million impairment of our previous equity method investment in PayRight in the 2018 period in conjunction with our purchase of substantially all of the net assets of PayRight.

Net loss

Our consolidated net loss for the six months ended June 30, 2018 was $8.8 million compared to $0.5 million net income reported for the six months ended June 30, 2017. The change between periods was due mainly to the costs related to the business combination and increased other expenses, as discussed above.

Certain Non-GAAP Measures

We periodically review the following key non-GAAP measures to evaluate our business and trends, measure our performance, prepare financial projections and make strategic decisions.

EBITDA, Adjusted EBITDA and Earnout Adjusted EBITDA

Included in this presentation are discussions and reconciliations of earnings before interest, income tax and depreciation and amortization (“EBITDA”) and EBITDA adjusted for certain non-cash, non-recurring or non-core expenses (“Adjusted EBITDA”) to net income in accordance with GAAP. Adjusted EBITDA excludes certain non-cash and other expense, litigation settlement costs, certain legal services costs, professional and consulting fees and expenses, severance, separation and employee settlements, share-based compensation and one-time transaction-related expenses and certain adjustments. We believe these non-GAAP measures illustrate the underlying financial and business trends relating to our results of operations and comparability between current and prior periods. We also use these non-GAAP measures to establish and monitor operational goals.

In addition, our financial covenants under our debt agreements and the earnout incentive plan pursuant to the 2018 business combination with M I, are based on a measure similar to Adjusted EBITDA (“Earnout Adjusted EBITDA”). The calculations of Earnout Adjusted EBITDA under our debt agreements and the earnout incentive plan include adjustments for, among other things, pro forma effects related to acquired merchant portfolios and residual streams and run rate adjustments for certain contracted savings on an annualized basis, which are not included as adjustments to Adjusted EBITDA.

These non-GAAP measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute or superior to, the other measures of financial performance prepared in accordance with GAAP. Using only the non-GAAP financial measures, particularly Adjusted EBITDA or Earnout Adjusted EBITDA, to analyze our performance would have material limitations because their calculations are based on subjective determination regarding the nature and classification of events and circumstances that investors may find significant. We compensate for these limitations by presenting both the GAAP and non-GAAP measures of our operating results. Although other companies may report measures entitled “Adjusted EBITDA” or similar in nature, numerous methods may exist for calculating a company’s Adjusted EBITDA or similar measures. As a result, the methods we use to calculate Adjusted EBITDA and Earnout Adjusted EBITDA may differ from the methods used by other companies to calculate their non-GAAP measures.

The reconciliations of EBITDA, Adjusted EBITDA and Earnout Adjusted EBITDA to net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, are shown in the table below.

	Six Months Ended June 30,
	2018	2017
	(dollars in thousands)
Net (loss) income (GAAP)	$(8,805)	$461
Adjusted for:
Add: Interest expense, net(1)	14,559	13,785
Add: Depreciation and amortization	7,780	7,652
EBITDA (non-GAAP)	13,534	21,898
Further adjusted for:
Add: Non-cash and certain other expense(2)	5,716	421
Add: Litigation settlement costs	(82)	5
Add: Certain legal services(3)	3,264	1,506
Add: Professional and consulting fees and expenses(4)	4,229	675
Add: Severance, separation and employee settlements	140	139
Add: Share-based compensation	795	532
Add: Other non-recurring expenses and adjustments	55	-
Adjusted EBITDA (non-GAAP)	27,651	25,176
Further adjusted for:
Add: Pro forma impacts for acquisitions	4,353	703
Add: Contracted revenue and savings	698	1,743
Add: Corporate income tax expense	147	157
Earnout Adjusted EBITDA (non-GAAP)	$32,849	$27,779

(1)	Interest expense, net does not include the loss on debt modification and the discount associated with the GS Subordinated Term Loan which are included in interest expense and other line in the unaudited condensed consolidated statements of operations.
(2)	Primarily non-cash fair value and other adjustments, including for warrants and earnout obligations, equity in loss and impairment of unconsolidated entities and, to a lesser extent, certain non-recurring transaction and integration-related costs.
(3)	Legal expenses related to business and asset acquisition activity, legal settlements and other litigation expenses.
(4)	Primarily transaction-related, capital markets, accounting advisory, IT consulting and sponsor management fees and expenses, as well as a consulting arrangement with a non-independent director.

Liquidity and Capital Resources

Liquidity and capital resource management is a process focused on providing the funding we need to meet our short-term and long-term cash and working capital needs. We have used our funding sources to build our merchant portfolio, technology solutions, and to make acquisitions with the expectation that such investments will generate cash flows sufficient to cover our working capital needs and other anticipated needs for capital. We anticipate that cash on hand (particularly after the business combination with M I), funds generated from operations and available borrowings under our revolving credit agreement will be sufficient to meet our working capital requirements for at least the next twelve months.

Our principal uses of cash are to pay commissions to our distribution partners and internal sales staff, merchant portfolio acquisitions and distribution partner advances, operating expenses, interest expense, investments in technology infrastructure and acquisitions.

Our working capital, defined as current assets less current liabilities, was $22.7 million at June 30, 2018 and $39.5 million at December 31, 2017. As of June 30, 2018, we had cash totaling $12.7 million compared to $28.0 million at December 31, 2017. These balances do not include restricted cash, which reflects cash accounts holding reserves for potential losses and customer settlement funds, of $17.2 million at June 30, 2018 and $16.2 million at December 31, 2017.

The following tables and narrative reflect our changes in cash flows for the comparative interim periods.

Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2017

	Six Months Ended June 30,
	2018	2017
	(dollar amounts in thousands)

Net cash provided by (used in):
Operating activities	$14,920	$13,326
Investing activities	(14,258)	(4,929)
Financing activities	(14,980)	(23,882)
Net decrease in cash and restricted cash	$(14,318)	$(15,485)

Cash Flow Provided By Operating Activities

Net cash provided by operating activities was $14.9 million and $13.3 million for the six months ended June 30, 2018 and 2017, respectively. The $1.6 million, or 12.0%, decrease was principally the result of changes in net (loss) income and working capital, including a $9.3 million decrease in net income from $0.5 million net income for the six months ended June 30, 2017 to an $8.8 million net loss for the six months ended June 30, 2018. Working capital increased by $7.6 million for the six months ended June 30, 2018 when compared to the same period in 2017, including a $9.9 million increase from cash collected from accounts receivables and a decrease of $3.5 million of cash used for payments of prepaid expenses and other current assets.

Cash Flow Used In Investing Activities

Net cash used in investing activities was $14.3 million and $4.9 million for the six months ended June 30, 2018 and 2017, respectively. Cash flow used in investing activities includes the acquisitions of merchant portfolio, purchases of property, equipment and software and current year acquisitions (net of cash acquired). For the six months ended June 30, 2018, we invested $8.2 million in merchant portfolio acquisitions, a $5.7 million increase from the six months ended June 30, 2017. Net cash used for purchases of property, plant and equipment for the six months ended June 30, 2018 was $5.7 million, which is an increase of $3.3 million from the six months ended June 30, 2017. The increase in purchases was driven primarily by equipment purchases for MX Connect and CPX, capitalization of internally developed software and improvements to the legal and CPX office space. Additionally, we used $0.3 million net cash for the current year acquisition of PayRight.

Cash Flow Used In Financing Activities

Net cash used in financing activities was $15.0 million and $23.9 million for the six months ended June 30, 2018 and 2017, respectively. Cash flow used in financing activities for the six months ended June 30, 2018 was primarily driven by the Class A Common Unit redemptions of $74.2 million, cash distributions to members of $6.3 million and repayments on debt and debt issuance cost of $1.7 million, partially offset by proceeds from the issuance of long-term debt of $67.1 million. Cash flows used in financing activities for the six months ended June 30, 2017 was driven by equity redemptions of $203.0 million, repayment of long term debt of $89.7 million, and debt issuance costs of $4.6 million, partially offset by the proceeds from the issuance of long term debt of $276.3 million.

Long-Term Debt

As of June 30, 2018, we had outstanding long-term debt of $349.0 million (compared to $275.5 million at December 31, 2017), an increase of $73.5 million, consisting of outstanding debt of $264.2 million under the Senior Secured Credit Facility (net of $2.7 million in current portion of long-term debt) and $87.5 million under the Subordinated Term Loan (including accrued payment-in-kind (“PIK”) interest through June 30, 2018). Proceeds from the January 11, 2018 debt upsizing were used to redeem Class A Common Units. We have a $25.0 million revolving credit facility with SunTrust Bank, which was undrawn and fully available as of June 30, 2018 and December 31, 2017.

Outstanding borrowings under the Senior Secured Credit Facility bear interest at the London Interbank Offered Rate (LIBOR) with a floor of 1.0%, plus an applicable margin. The margin stood at 5.0% as of June 30, 2018, which was a reduction from 6% as of December 31, 2017 due to amendments made in connection with the January 2018 debt upsizing. The Senior Secured Credit Facility is secured by a pledge of substantially all of our assets, all of the capital stock of our subsidiaries, and 65% of our outstanding voting stock and all of our outstanding non-voting stock. The Subordinated Term Loan provides for cash and PIK interest components. Cash interest is payable at an annual rate of 5.0% while PIK interest resets on a quarterly basis based on our Total Net Leverage Ratio, as defined in the credit agreement relating Subordinated Term Loan, with a floor of 5.0%. The Subordinated Term Loan is secured by a subordinate pledge of substantially all of our assets. As of June 30, 2018, outstanding amount on the Subordinated Term Loan totaled $87.5 million, a $2.4 million increase from December 31, 2017 attributable to the accrual of PIK interest. The outstanding principal amounts under the Senior Secured Credit Facility and the Subordinated Term Loan mature in January 2023 and July 2023, respectively. See Note 7 to our unaudited consolidated financial statements included elsewhere in the Form 8-K. The $25 million revolving credit facility expires in January 2022. The PIK interest payable on the Subordinated Term Loan decreased from 6.25% as of December 31, 2017 to 5.5% in January 2018 (which remained the applicable PIK rate as of June 30, 2018) due to our improved Total Net Leverage Ratio, as defined in the credit agreement.

The Senior Secured Credit Facility and the Subordinated Term Loan contain representations and warranties, financial and collateral requirements, mandatory payment events, and events of default and affirmative and covenants, including without limitation, covenants that restrict among other things, the ability to create liens, merge or consolidate, dispose of assets, incur additional indebtedness, make certain investments or acquisitions, enter into certain transactions (including with affiliates), and to enter into certain leases. The financial covenants include requirements to maintain certain leverage and fixed charge coverage ratios.

As of June 30, 2018, financial covenants under the Senior Secured Credit Facility required the Total Net Leverage Ratio, as defined in the agreement, not to exceed 7.00:1.00 and a First Lien Net Leverage Ratio, as defined in the agreement, not to exceed 4.25:1.00. The Net Leverage Ratios are determined using the outstanding debt balance and Earnout Adjusted EBITDA, as defined. For a reconciliation of Earnout Adjusted EBITDA to net income, see above under “—Certain Non-GAAP Measures” We are required to make quarterly principal payments of $0.7 million under the Senior Secured Credit Facility as well as additional mandatory prepayments based on Excess Cash Flow, as defined in the credit agreement. At March 31, 2018, we were obligated to make a mandatory prepayment based on Excess Cash Flow of $5.6 million, but obtained a limited waiver and consent in April 2018, which waived the mandatory prepayment. See Note 7 to the unaudited condensed consolidated financial statements included elsewhere in the Form 8-K. The Subordinated Term Loan contains financial covenants similar to the Senior Secured Credit Facility. As of June 30, 2018, we were in compliance with our financial covenants.

Off-Balance Sheet Arrangements

We have not entered into any transactions with third parties or unconsolidated entities whereby we have financial guarantees, subordinated retained interest, derivative instruments, or other contingent arrangements that expose us to material continuing risks, contingent liabilities or other obligations, except those that are included in our consolidated financial statements.

Commitments and Contractual Obligations

There have been no significant changes to our contractual obligations and commitments compared to those disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Priority” included in M I Acquisitions’ definitive proxy statement filed with the Securities and Exchange Commission on July 5, 2018.

Related Party Transactions

We have a management services agreement and an annual bonus payout with PSD Partners, which is owned by Tom Priore, our Executive Chairman and a member of Priority Investments Holdings, LLC, which is in turn the member owner of Priority Incentive Equity Holdings, LLC. For the six months ended June 30, 2018 and 2017, we incurred a total of $0.6 million and $0.4 million, respectively, for costs related to management service fees, annual bonus payout and occupancy fees.

In addition, during January and February 2018, we entered into a series of redemptions with respect to our then outstanding Class A Common Units whereby we redeemed approximately $74.1 million of such Class A Common Units, including approximately $25.9 million from certain of our directors and executive officers who were also equity holders at that time.  In addition, in connection with the redemption we entered into a consulting agreement with Comvest Advisors, LLC, an affiliate of which had its remaining Class A Common Units fully redeemed, pursuant to which we agreed to pay $1 million in consulting fees to it in January 2018.

Critical Accounting Policies

Our unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim periods, which often require the judgment of management in the selection and application of certain accounting principles and methods. We discuss our critical accounting policies in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Priority” included in M I Acquisitions’ definitive proxy statement filed with the Securities and Exchange Commission on July 5, 2018. There have been no significant changes to our critical accounting policies from those previously disclosed in the aforementioned proxy statement.

Effect of New Accounting Pronouncements and Recently Issued Accounting Pronouncements Not Yet Adopted

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standards setting bodies that may affect our current and/or future financial statements. See “Note 1—Nature of Basis and Summary of Significant Accounting Policies” in the notes to the accompanying unaudited condensed consolidated financial statements included elsewhere in the Form 8-K for a discussion of recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest rate risk

Priority’s Senior Secured Credit Facility bears interest at a rate based on LIBOR plus a fixed margin. As of June 30, 2018, Priority had $264.2 million in outstanding borrowings under Priority’s Senior Secured Credit Facility. The applicable LIBOR rate stood at 1.99% at June 30, 2018. A hypothetical 1.0% increase in the applicable LIBOR rate on Priority’s outstanding indebtedness under the Senior Secured Credit Facility for the six months ended June 30, 2018 would have increased cash interest expense on Priority’s indebtedness by approximately $1.1 million, while a hypothetical 1.0% decrease in the applicable LIBOR rate would have decreased cash interest expense on Priority’s indebtedness by approximately $1.0 million. For 2018, the applicable LIBOR rate on Priority’s outstanding indebtedness under the Senior Secured Credit Facility would increase cash interest expense on Priority’s indebtedness by approximately $2.4 million per annum, while a hypothetical 1.0% decrease in the applicable LIBOR rate would decrease cash interest expense on Priority’s indebtedness by approximately $2.3 million per annum. There have been no significant changes to our outstanding indebtedness compared to those disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Priority” included in M I Acquisitions’ definitive proxy statement filed with the Securities and Exchange Commission on July 5, 2018.

Priority does not currently hedge against interest rate risk.